UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2006
PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware	000-50879	94-3391368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Sansome Street, San Francisco, CA	94111
(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On June 15, 2006, PlanetOut Inc. (the “Company”) announced that Lowell R. Selvin, the Company’s Chairman and Chief Executive Officer will step down, effective July 1, 2006, from his position as the Chief Executive Officer, for personal reasons.
     The Company further announced that, also effective July 1, 2006, the Board of Directors appointed Karen Magee, a member of the Board of Directors of the Company, as the Company’s Chief Executive Officer.
     Ms. Magee, 45, has served on the Company’s Board of Directors since September 2003. Ms. Magee served as Senior Vice President of Strategic Planning for Time Warner from April 2004 to March 2006. She served as Vice President of Strategic Planning for Time Inc. from February 2001 until April 2004. From February 1996 until February 2001, she was with TIME magazine where she served as General Manager for four years and more recently as Vice President of Consumer Marketing. Ms. Magee sits on the Princeton University Board of Trustees and previously served as Co-Chair of the GLAAD board of directors. Ms. Magee holds a B.S.E. from Princeton University and a M.B.A. from the Wharton School of the University of Pennsylvania. Other than previously disclosed compensation for her services as a member of the Board of Directors, there are no transactions to which the Company is or is proposed to be a party and in which Ms. Magee has material interest.
     The Company also announced that the Board of Directors has appointed H. William Jesse, Jr. as the Chairman of the Board of Directors of the Company, effective July 1, 2006.
     Ms. Magee will continue to serve on the Board of Directors, but has resigned, effective as of July 1, 2006, from her positions as a member of the Audit Committee and Corporate Governance and Nominating Committee of the Company, in order to preserve such committees’ independence. Allen Morgan has been appointed by the Board of Directors to replace Ms. Magee on the Audit Committee.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: June 15, 2006	By:	/s/ Daniel J. Miller
Daniel J. Miller
Senior Vice President and Chief Financial Officer